Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 18, 2020, with respect to the consolidated financial statements of Splash Beverage Group, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.

/s/ GRANT THORNTON LLP

Tampa, Florida

August 18, 2020